Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-157770) and Form S-8 (No. 333-144697) of MF Global Ltd. of our report dated June 10, 2009, except with respect to the effects of Note 24, as to which the date is August 7, 2009, which appears in this Current Report on Form 8-K of MF Global Ltd. dated August 7, 2009.

/s/ PricewaterhouseCoopers LLP

August 7, 2009